Exhibit 10.27

Corporate Office: 4281 Technology Drive Fremont, CA 94538 Ph: 510-438-4700 Fax: 510-353-0668 www.axt.com

August 11, 2014

Gary L. Fischer

Dear Gary:

It is my pleasure to offer you a permanent employment position with AXT, Inc. (“AXT” or the “Company”), as contemplated by the Consulting Agreement between you and the AXT dated June 2, 2014 (the “Consulting Agreement”), on the following terms set forth in this letter (the “Offer Letter”).

1.	Employment and Duties

You will be employed by AXT as its Vice President and Chief Financial Officer (“CFO”). You will be employed on a full-time basis and will report to AXT’s Chief Executive Officer (“CEO”). Your duties and responsibilities will be consistent with your title and position as AXT’s CFO, and any other duties assigned or requested by the CEO, including, without limitation, responsibility for AXT’s accounting, tax, insurance, human resources, legal, facilities, and investor relations functions, as well as for the reports required of AXT as a public company and compliance with the Sarbanes-Oxley Act. In addition, you will assist the CEO with corporate activities, including, without limitation, mergers and acquisitions, investments and strategic and financial planning. You will devote your full time, ability, attention, energy, knowledge, skill, and productive employment time solely to performing your duties as an employee of AXT. You will comply with all of AXT’s rules and policies.

2.	Start Date

If you accept this offer, you will assume your role as CFO on August 11, 2014.

3.	Compensation

(a) Base Salary. In consideration for your services to AXT under this Offer Letter, you will receive an annual base salary of $250,000, paid in United States dollars in equal biweekly installments in accordance with AXT’s normal payroll practices, from which AXT will withhold and deduct all applicable taxes to the extent required by law. Your base salary will be annually reviewed by the Company, which may be adjusted based upon various factors including, but not limited to, your and the Company’s performance.

(b) Stock Option. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of AXT has granted to you a stock option award (the “Option”) to purchase 200,000 shares of AXT common stock (“Shares”) pursuant to AXT’s 2007 Equity Incentive Plan and the standard form of stock option agreement thereunder. The exercise price per Share of the Option is equal to the closing price of AXT common stock on August 4, 2014, the effective grant date of the Option. The Option will be scheduled to vest as to twenty-five percent (25%) of the Shares subject to the Option on June 2, 2015, and, thereafter, 1/48th of the Shares subject to the Option will vest on the second day of each month thereafter, subject to your continued employment with AXT through each applicable vesting date. No right to any Shares is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

(c) Annual Bonus. You will be eligible to participate in bonus plans as approved for your position by the Board or Committee.

(d) Business Expenses. AXT will reimburse you for customary, ordinary, and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting or doing AXT’s business, in accordance with AXT’s expense reimbursement policy as may be in effect from time to time. All expenses as described in this paragraph will be subject to presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of your duties.

(e) Directors and Officers Insurance. Directors and Officers Insurance currently is maintained by AXT and, to the extent that such insurance remains available to AXT upon terms acceptable to AXT, AXT will use its best commercial efforts to continue to maintain such insurance at such levels as the Board may approve from time to time.

(f) Vacation and Sick Leave. You will be eligible to accrue up to fifteen (15) days of vacation each year of your employment. Your accrual of vacation and sick leave will be pursuant to AXT’s policies on the same terms as other, similarly situated executives, provided that at no time will you be permitted to have accrued more than thirty (30) days of vacation. At any time you accrue this amount of vacation, you will not earn additional vacation until you use vacation time so that your accrual drops below this thirty (30) day maximum. You agree to schedule your vacations at times that are approved by the CEO.

(g) Benefits. You will be eligible for health insurance, retirement, and other benefits on the same basis as other similarly situated employees of AXT. Your participation in the Company’s 401(k) plan will, to the extent allowed by the terms of the plan, be fully vested from the commencement of your employment.

4.	Outside Activities

(a)	While employed by AXT, and unless otherwise agreed in writing, you will not:

(i) undertake any other form of employment or other activity that may negatively affect the performance of your duties as an employee of AXT; and

(ii) directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other capacity, engage or assist any third party in engaging in any business competitive with the business of AXT or any parent, subsidiary or affiliate.

(b) During the ninety (90) period immediately after you assume your role as CFO, you are permitted to continue to provide limited consulting services to Trivium Corporate Solutions, provided that

(i) such limited consulting services do not conflict with Section 4(a) and your duties, obligations and responsibilities as an employee of AXT; and

(ii) you do not perform such limited consulting services during regular work hours.

5.	Proprietary Rights and Confidentiality, Code of Business Conduct and Ethics, and Insider Trading Policy

If you have not already done so, you will be required to sign and comply with AXT’s Proprietary Information and Inventions Agreement (the “PIIA”), Code of Business Conduct and Ethics, and Insider Trading Policy.

6.	Termination of Employment

(a) At-will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least six weeks’ notice.

(b) Resignation from All Positions. Upon termination of your employment for any reason whatsoever, you automatically will deemed to have resigned from all offices and directorships then held with AXT or any of its affiliates.

(c) Change in Control Severance. If a Change in Control of AXT (as defined in Appendix A attached hereto) takes place, and within twelve (12) months thereafter you incur an Involuntary Termination, as defined in Appendix A, then, subject to the terms and conditions set forth in Appendix A, AXT will provide you with the following:

(i) Accrued Payments. All accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to you under any AXT-provided plans, policies, and arrangements as of the date of Involuntary Termination (the “Termination Date”);

(ii) Cash Severance. A lump sum cash severance payment in a gross amount equal to twelve (12) months of your then-current annual base salary;

(iii) Health Benefits. If you, and any of your spouse and/or dependents (“Family Members”), have coverage on the Termination Date under a group health plan sponsored by the Company, the Company will reimburse you the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for a period of twelve (12) months following the Involuntary Termination, provided that you validly elect and are eligible to continue coverage under COBRA for you and your Family Members, and, provided further, that if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company in lieu thereof will provide to you a taxable lump sum payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the Termination Date (which amount will be based on the premium for the first month of COBRA coverage) for a period of twelve (12) months following the Termination Date, which payment will be made regardless of whether you elect COBRA continuation coverage; and

(iv) Equity Award Vesting Acceleration. One hundred percent (100%) vesting acceleration of your then-outstanding and unvested equity awards granted by AXT as of immediately prior to the Involuntary Termination.

7.	Arbitration

(a) Arbitration Required. Any dispute, claim, or controversy arising out of or related to your employment with AXT or the termination of that employment shall be resolved exclusively through final and binding arbitration. This agreement to arbitrate includes all state, federal and foreign statutory or common law claims, including but not limited to discrimination claims arising under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act, or under the California Labor Code. Any demand for arbitration must be made within one (1) year of the termination of employment, provided, however, that if a claim arose under a statute providing for a longer time to file a claim, that statute shall govern.

(b) Costs or Fees. All administrative costs of the arbitration, such as arbitrator and court reporting fees, shall be divided equally between AXT and you, unless otherwise required by law. Each party shall bear its other costs of arbitration, including attorney’s fees, provided, however, that the arbitrator(s) may award attorney’s fees to the prevailing party under the provisions of any applicable law.

(c) Representation. You may, but are not required to, have an attorney represent you in preparation for and during the arbitration. If you decide to use an attorney, you shall be solely responsible for the payment of attorney’s fees and costs, subject to any statutory authority of the arbitrator to order reimbursement by AXT.

(d) Arbitration Procedure. All disputes subject to arbitration under this Offer Letter shall be resolved by a single arbitrator selected by the parties, and judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrator shall have the authority to make any award that would be made by a court, but the arbitrator shall not have the authority to amend, modify, supplement or change the terms and conditions of employment set forth in this Offer Letter or AXT’s policies.

(e) Location. The location of the arbitration shall be Alameda County or San Francisco, California.

(f) Waiver of Right to Jury Trial. You agree that if for any reason any dispute or controversy between you and AXT arising from or related to your employment or the termination of your employment is resolved in court rather than through arbitration, then, to the extent permitted by law, trial of that dispute will be to a judge sitting without a jury, and you specifically waive any right you may have to trial by jury of any such dispute or controversy.

(g) Survival. Your agreement to arbitrate and the terms of this Section will survive the termination of your employment with AXT.

(h) Employee Acknowledgment. YOU UNDERSTAND THAT YOU ARE ELECTING TO RESOLVE ANY DISPUTE, CLAIM OR CONTROVERSY DESCRIBED IN SECTION 7(a), ABOVE, IN AN ARBITRAL FORUM RATHER THAN A JUDICIAL FORUM AND THAT YOU ARE GIVING UP THE RIGHT TO A JURY TRIAL OF ANY SUCH DISPUTE, CLAIM, OR CONTROVERSY.

8.	Miscellaneous

(a) Modification. Any modification of the terms of this Offer Letter will be effective only if and to the extent such modification is in a writing and signed by you and by the CEO.

(b) Assignment. In view of the personal nature of the services you will perform by AXT, you cannot assign or transfer any of your rights or obligations under this Offer Letter.

(c) Severability. If any of the provisions (or any part of any provision) of this Offer Letter are found to be unenforceable, then the remaining provisions (or part(s) thereof) shall nonetheless remain in full force and effect.

(d) Entire Agreement. The terms of this Offer Letter (which includes the Appendix A attached hereto), along with the PIIA and any other agreements relating to proprietary rights between you and the Company, constitute the entire agreement between AXT and you pertaining to the subject matter hereof and supersede all prior or contemporaneous written or verbal agreements and understandings in connection with the subject matter hereof, including, without limitation, the Consulting Agreement (except as to any proprietary rights).

(e) Governing Law. Your rights and obligations as an employee of AXT will be governed by the laws of the State of California without regard to the choice-of-law provisions thereof. In any action relating to your employment by AXT, including one to compel arbitration or to enforce an arbitration award under Section 7, AXT and you specifically consent to the jurisdiction of the federal and state courts located in Alameda County, California.

If you wish to accept this offer of employment, please sign and date this Offer Letter in the space provided below. By signing below, you acknowledge that you have received no inducements or representations other than those contained in this Offer Letter that caused you to accept this offer of employment.

We look forward to your continued contributions to AXT.

Sincerely,

/s/ Morris S. Young
Dr. Morris S. Young Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Gary L. Fischer

Printed Name:	Gary L. Fischer

Date:	August 11, 2014

Appendix A

The following additional provisions will apply to your Offer Letter, including with respect to the severance benefits set forth in Sections 6(c)(ii) through 6(c)(iv) (the “Severance”) of your Offer Letter.

A. “Cause” Definition. For purposes of your Offer Letter, “Cause” means any one or more of the following:

(i) You commit any act of fraud, misappropriation, theft, dishonesty, or other act of moral turpitude;

(ii) You breach or neglect the duties you are required to perform under the terms of the Offer Letter;

(iii) You engage in willful misconduct in the performance of your duties hereunder, commit insubordination (in the sole, reasonable discretion of the CEO or the Board), or otherwise fail to perform your duties hereunder as directed by the CEO or the Board; and

(iv) You are guilty of, convicted of, or plead guilty or nolo contendere to, a felony, crime of moral turpitude or other serious offense.

B. “Change in Control” Definition. For purposes of your Offer Letter, “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section B, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

C. “Good Reason” Definition. For purposes of your Offer Letter, “Good Reason” means the occurrence of one or more of the following, without your written consent:

(i) A material diminution in your base compensation, other than as part of a general reduction in the base compensation of all similarly situated employees;

(ii) A material diminution in your authority, duties or responsibilities;

(iii) A material diminution in the authority, duties or responsibilities of the CEO or the requirement that you report to a corporate officer or employee other than the CEO or the Board;

(iv) A material diminution in the budget over which you retain authority;

(v) A material change in the geographic location at which you must perform services; and

(vi) Any other action or inaction that constitutes a material breach by the Company of this Offer Letter.

Notwithstanding any other provision of this Offer Letter to the contrary, your resignation will not be for Good Reason unless: (a) you notify the Company in writing of the condition that you believe constitutes Good Reason within ninety (90) days after the initial existence thereof (which notice reasonably identifies such condition and the details regarding its existence), (b) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Cure Period”), and (c) you terminate employment with the Company (and its subsidiaries and affiliates) within twelve (12) months of the initial existence of the conditions giving rise to Good Reason.

D. “Involuntary Termination” Definition. For purposes of your Offer Letter, “Involuntary Termination” means either (i) the Company terminates your employment without Cause; or (ii) you resign for Good Reason.

E. Release of Claims. As a condition to receiving the Severance, you will be required to sign a waiver and release of all claims arising out of your employment with AXT and its subsidiaries and affiliates (the “Release”). The Release will be in a form specified by AXT. The Release will include specific information regarding the amount of time you will have to consider the terms of the Release and return the signed agreement to AXT; provided, however, that in all cases the Release must become effective and irrevocable no later than the sixtieth (60th) day following the date of termination of your employment with AXT (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the Severance. In no event will the Severance be paid to you until the Release becomes effective and irrevocable.

F. Severance Payment Timing. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section G below, the Severance will be paid, or in the case of installments, will commence, within ten (10) days following the date that the Release becomes effective and irrevocable (such payment date, the “Severance Start Date”), and any Severance otherwise payable to you during the period immediately following your termination of employment with AXT through the Severance Start Date will be paid in a lump sum to you on the Severance Start Date, with any remaining payments to be made as provided in your Offer Letter.

G. Section 409A.

(i) Notwithstanding anything to the contrary in your Offer Letter (including this Appendix A), no Severance to be paid to you, if any, that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no Severance payable to you, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(ii) It is intended that the Severance will not constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in subsection (iv) below or resulting from an involuntary separation from service as described in subsection (v) below. In no event will you have discretion to determine the taxable year of payment of any Deferred Payment. Any Severance that would be considered Deferred Payments will be paid on, or in the case of installments, commence on, the sixty-first (61st) day following your separation from service, or if later, such time as required by subsection (iii) below. Further, except as required by subsection (iii) below, any Severance that otherwise would have been paid to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixty-first (61st) day following your separation from service and any remaining payments will be made as provided in your Offer Letter.

(iii) Notwithstanding anything to the contrary in your Offer Letter (including this Appendix A), if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under your Offer Letter is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under your Offer Letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of subsection (i) above.

(v) Any amount paid under your Offer Letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of subsection (i) above.

The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under your Offer Letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in your Offer Letter, AXT reserves the right to amend the Offer Letter as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of the Severance or imposition of any additional tax. In no event will AXT reimburse you for any taxes that may be imposed on you as result of Section 409A.

For purposes of this Section G, “Section 409A Limit” means two (2) times the lesser of: (a) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the year in which your employment is terminated.